SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                                Amendment No. 1

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        PRINTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE RECONVENED AND HELD XXXXXX, 2000


To the Shareholders of Printware, Inc.:

  The Annual Meeting of Shareholders was initially convened on April 13, 2000 and will be reconvened to transact business at the Corporate Offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121 on XXXXXX, 2000, at 3:30 p.m., Central Daylight Time, for the following purposes:

  1. To elect five Directors to hold office until the next annual meeting of shareholders; and

  2. To take action on any other business that may properly come before the meeting, including considering a proposal of certain dissident shareholders to increase the size of the Board of Directors from five members to six members.

  Shareholders of record at the close of business on February 23, 2000 are entitled to vote at the meeting and at any adjournment thereof.

  The Company convened the Annual Meeting as originally scheduled on April 13, 2000 at its headquarters at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121. No business was conducted at the meeting, and it was adjourned to reconvene on April 20, 2000 and subsequently adjourned to reconvene on XXXXXX, 2000, in each case at 3:30 p.m. Central Daylight Time at the Company's headquarters, to transact business at that time. The Company is doing this because a committee of dissident shareholders (the "Dissidents") launched a proxy contest in connection with the Annual Meeting, and the Company was late in electronically filing with the SEC its original proxy statement dated March 8, 2000 which did not discuss the potential for a proxy contest. Because of the proxy contest, the SEC has asked the Company to file a revised proxy statement in preliminary form for SEC review. The adjournment and reconvening of the Annual Meeting will allow the Dissidents and the Company additional time to solicit proxies for the Annual Meeting.

  Whether or not you expect to be present at the meeting, please complete, sign, and return the enclosed WHITE proxy card as soon as possible. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request.


                                          Brian D. Shiffman
                                          Secretary

Dated: XXXXXX, 2000

  Whether or not you expect to attend the meeting, please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope. Thank you.

                               Printware, Inc.
                          1270 Eagan Industrial Road
                          St. Paul, Minnesota  55121

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                     TO BE RECONVENED AND HELD XXXXXX, 2000

  The Annual Meeting of Shareholders (the "Meeting") will be reconvened and held at the Corporate Offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121 on XXXXXX, 2000, at 3:30 p.m.,
Central Daylight Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  Your Board of Directors' solicits the enclosed WHITE proxy card. Such solicitation is being made by mail, and may also be made by directors and officers of Printware by facsimile, telephone, e-mail, in person, or by advertisements. We have also engaged D. F. King & Co., Inc. to assist us as is discussed later in this Proxy Statement. Any proxy given may be revoked by the shareholder at any time prior to the voting thereof by so notifying the Company in writing at the above address, attention Thomas W. Petschauer, Executive Vice President and CFO, or by appearing in person at the Meeting. Shares represented by proxies will be voted as specified in such proxies, and if no choice is specified, will be voted:

  FOR your Board of Directors' nominees named in this Proxy Statement, and against any other proposals, including the proposal to increase the size of the Board of Directors from five members to six members, not appearing on the Company's WHITE proxy card.

  Only shareholders of record at the close of business on February 23, 2000, may vote at the Meeting. As of that date, there were 3,275,557 shares of common stock, no par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

  All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith shall be paid by the Company. Printware may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of stock.

  THIS PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT APRIL XX, 2000.

  We urge you to vote in favor of the election of your Board-recommended director nominees for election as directors by voting:

  FOR all nominees listed on our WHITE proxy card.

BACKGROUND TO THE CURRENT PROXY CONTEST


  Recent Purchases of Printware Stock by Dissidents

  A group of recent Printware shareholders, consisting of Pyramid Trading L.P., Daniel B. Asher, Gary S. Kohler, and Andrew J. Redleaf, have formed a group they call the Shareholders' Committee to Improve Printware Shareholder Value (the "Dissidents"). The Dissidents have filed proxy material and an amended schedule 13D with the SEC disclosing that they are proposing an alternate slate of directors at the Company's Annual Meeting.

  According to the Dissidents' SEC filings, the Dissidents did not own any Company stock until their first purchase on September 27, 1999. Their average
 . purchase price per share is well below the current market price. The Dissidents' average purchase price is $2.33 based on their number of shares the Dissidents own (449,200 shares) divided by the aggregate consideration that the dissidents have disclosed ($1,050,594). This is $0.55 below the Company's closing price on April 19, 2000 of $2.875. The Dissidents began purchasing more Printware stock in October, 1999 through February, 2000.


  The Dissidents' Dutch Auction Proposal

  On December 8, 1999, in a meeting between Dr. Daniel A. Baker, president and chief executive officer of the Company, and Messrs. Kohler and Redleaf, the Dissidents first approached Management with a proposal that the Company should repurchase approximately one million shares of its stock in a "Dutch auction." In a typical Dutch auction, the Company's shareholders would be invited to tender Company stock for repurchase by the Company (using the Company's funds) at a specified range of prices per share. If more shares are tendered than the offer contemplated, only a pro rata portion of the tendered shares would be repurchased, and the other tendered shares would be returned to shareholders. A Dutch auction would result in the Company having less cash and fewer outstanding shares. Specifically, the Dissidents suggested Management make a tender offer for up to one million shares at an above-market price that would be fixed in a Dutch auction process. Dr. Baker expressed skepticism that such a transaction would be in all shareholders' interest, but agreed to study the proposal and consult with others.

  On December 10, 1999, Mr. Kohler sent the following letter to Dr. Baker:

December 10, 1999

Mr. Dan Baker
C.E.O.
Printware, Inc,
1270 Eagan Industrial Road
St. Paul, MN 55121

Dear Dan:

Andy and I enjoyed our lunch with you, and want to thank you for taking the time to meet with us.

I'd like to make sure Andy and I were clear about what we are recommending Printware do to address its seriously overcapitalized balance sheet, which we believe is an important issue.

We are recommending that Printware attempt to purchase up to one million of its shares by Dutch auction at a price range of $2.50 to $2.80 per share. We aren't particularly concerned about the exact price range, so long as it doesn't exceed 1) the approximate cash and financial assets (lease receivables) per share, and 2) the total dollars spent on the repurchases does not leave Printware with less capital than is reasonably necessary to grow the business over the next few years.

We think this financial restructuring is in the best interest of ALL shareholders. It allows the investors who choose to tender their shares to realize significantly more than they would realize by selling into the market, and it gives the remaining shareholders a significantly greater return on their investment if you are successful at growing the value of your computer-to-plate business over the next few years. We think the buy back of shares is also in the interest in management. Management ought to want to own a higher percentage of the company if they have confidence in their ability to succeed in building the computer-to-plate business, and we would have a hard time understanding why management WOULDN'T want to own more of this company.

Dan, you raised several objections at lunch that we want to address. You voiced a concern that if you ever need to raise capital in the future, buying back shares now would be a mistake. If you were to buy back shares as we propose, you would still have a very large amount of capital relative to the size of your business, If you fail to grow the business and lose the capital, we agree that you will indeed have a difficult time raising more capital. However, I don't think you are arguing that management should be allowed to run through all the cash no matter how futile the attempt to build a computer-to-plate business may become. I think your concern is that as you build the business, you will have legitimate needs for the capital to fund the growth. Our belief is that as this happens, you will certainly be able to attract capital at a cost of capital below your current cost of equity, which you must realize is excessively high. It does seem to us that if you were to accelerate your growth rate to the point of needing additional capital, it will be because of your lease programs or rental programs, and we think equity capital is not a particularly good source of funds for finance programs. Debt is more practical and usual source of capital for finance programs.

You raised a concern that raising money in the future would be a distraction. If the effect of a buyback were negligible, we would agree that the distraction would not be worthwhile. However, the effect to shareholders of a 30% stock buyback is quite significant. For example, if over the next two years, you were able to increase the value of the computer-to-plate business by $10 million, the effect per share is about $3 without the buyback, and about $4.35 with the buyback. An additional $1.35 value per share is material to shareholders.

You also raised a concern about the company buying back shares at a premium to market was something you might not be comfortable with. At current market prices it is our intention to purchase more Printware shares. As of our lunch meeting, we have already purchased 5% of the company and we continue to purchase more. However, as much as we like your business and like buying stock below the cash value per share, our purchase of shares does not address the over-capitalized balance sheet issue. We think shareholders will be better served if the company were to buy up the shares of willing sellers rather than us. However, if the company chooses not to buy back shares in a Dutch auction, we would consider doing so ourselves.

Dan, we want to emphasize is that we are not looking for the company to do a Dutch auction so we can increase our percent ownership of the company, which we can do on our own, or because we want to sell our recently acquired low priced shares back to the company at a higher price. We are looking to the Dutch auction to address the over-capitalized balance sheet, which we see as a key impediment to shareholder value.

The final point we wish to make is that if Printware cares about shareholder value, the company needs to let shareholders know this to be true. The company needs to make the statement that management believes the company has real value - that the worth of the total company is greater than the cash in the bank, and that Printware will put its assets behind that statement by buying the shares of any shareholder that wishes to sell back their holdings in a Dutch auction. Andy and I will be happy to present this concept to any of your advisors or board members if you feel that would be helpful.

Sincerely,
WHITEBOX Advisors
/s/ Gary S. Kohler
Director of Research


  Dr. Baker responded in subsequent telephone conversations that Management doubted a Dutch auction would help the stock price because a buyback of 1,587,000 shares (32.7% of those then outstanding) earlier in the year produced no discernable increase in Printware's stock price. As to Mr. Kohler's suggestion that Company could raise more money if its capital demands exceeded the cash remaining after a Dutch auction, Dr. Baker believed, based on discussions with the Company's advisors, that it would be difficult if not impossible for companies Printware's size to place secondary equity offerings in the current equity market. Thus in his view, Mr. Kohler was suggesting replacing "cheap money" with expensive money.

  Mr. Kohler further argued in his December 10 letter that the Company's cost of capital was excessively high, and that debt was a better source of funds. Management disagreed that its cost of capital was "excessively high," as its opportunity cost of capital was equal to the interest on its investments, or approximately 6%, compared to the cost of debt, which Management estimates could exceed 12%. Thus, Management concluded, the Dissidents' proposal could double the Company's cost of capital for lease financing, which Management considered critical to the Company's future growth. Dr. Baker communicated this concern to Mr. Kohler.

  Dr. Baker discussed the Dutch auction with Mr. Kohler the week of December 13, 1999, and January 3, 2000, and also discussed the proposal informally with several Directors. Dr. Baker continued to voice his skepticism, and felt no new information to justify a Dutch auction had been provided by Mr. Kohler in these conversations, but did agree to bring the Dutch auction proposal before the Company's Board at its next meeting in February, 2000.

  On January 3 Mr. Kohler sent the following letter to Dr. Baker:

January 3, 2000

Mr. Dan Baker
C.E.O.
Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55121

Dear Dan:

I want to follow up with you about our conversation this morning.

I am disappointed that our concerns have not yet been taken to the board, and further, you seemed to take the position that there may be no need for "decisive action" now. You seemed to characterize your board as not being willing to consider our concerns immediately. You also raised some concerns about our motivation.

Andy and I do know something about the way capital markets work, and the way capital is efficiently deployed in companies. The undervalued nature of Printware's stock is an opportunity for us, and it is problem for Printware, as the lower the stock price, the higher the cost of capital. One can argue that markets are not always efficient, but they are generally rational. We think the market is correctly assigning a high cost of capital to Printware because of your behavior of investing the vast majority of your capital in unacceptably low return investments.

Dan, you cannot successfully respond to your high cost of capital by hoarding cash. You may think that if you never have to go to the capital markets again, you can ignore what the capital markets tell you. We think that is a mistaken notion, and only perpetuates the vicious cycle that has driven your cost of capital up so high. (We also do not accept the notion that your cash hoard is needed as a cushion for failure by management to successfully execute its business plan). We have told you that the best way to assure access to capital at an acceptable price is to directly and aggressively act in shareholders' interests.

As to our motivation, we are in the business of investing capital for a profit. (You are, too). Effectively, we are in the business of lowering your cost of capital, and we cannot imagine why you would be against that.

Andy and I would like to meet with Dr. Allan Taylor and you, and would appreciate it if you would arrange the meeting.

Sincerely,
/s/ Gary S. Kohler


  Dr. Baker had a telephone discussion with Mr. Redleaf on January 11. Dr. Baker expressed his concern that Mr. Kohler's letters distorted Dr. Baker's positions and thus had a chilling effect on communications. For example, Mr. Kohler expressed disappointment "that our concerns have not yet been taken to the Board," when he knew that the Board met quarterly and had not met since his proposal. Dr. Baker did not oppose "decisive action," but had pointed out that it was just beginning to implement a new business model that emphasized after market supplies sales and thus delayed cash flow. Mr. Kohler continued to argue that Printware had a high cost of capital, which Management believed was a seriously flawed assumption as discussed in reference to Mr. Kohler's December 10 letter. Management did not believe Printware was "hoarding cash." In 1999, the Company used approximately $4.6 million, or nearly 40% of its cash, to fund operations, finance leases, and repurchase stock. Dr. Baker never suggested that the Company's cash was "needed as a cushion for failure by management to successfully execute its business plan," and in fact pointed out that if the Company was successful in placing more units, that its capital needs would build because of lease financing and building inventory. Dr. Baker discussed Mr. Kohler's request for a meeting with Dr. Taylor, and reported to Mr. Redleaf that Dr. Taylor felt the discussions were more appropriately handled by Management.

  On February 1 Dr. Baker had a conference call with Messrs. Kohler and Redleaf. The Dissidents implied that if a Dutch auction or other means of distributing cash to the Dissidents and/or other shareholders was not implemented, the Dissidents might support a breakup of Printware. The parties discussed the value of Printware's assets including inventory, receivables, and Printware's NASDAQ "shell." Dr. Baker made it clear he did not support a breakup because he did not believe it would provide shareholders adequate valuation for the Company's long-term business.

  The Dutch auction proposal was discussed at the Company's February 10 Board meeting. The Board declined to act on the proposal because of concerns that it was self-serving on the part of the Dissidents and not in the best interest of all shareholders since it would deplete the Company's cash, might leave some shareholders with smaller, more illiquid holdings of the Company shares due to proration, and might result in the Company being delisted from the NASDAQ due to insufficient market capitalization of shares held by non-affiliates or an insufficient number of shareholders. On February 14, Dr. Baker left a voice mail for Mr. Kohler, indicating that the Board had considered but declined to take any action on a Dutch auction at this time. Dr. Baker offered to answer any questions, but Mr. Kohler did not return the call.

  On February 28, Mr. Kohler sent the following letter to Printware's Board:


February 28, 2000

Board of Directors
Allen C. Taylor - Chairman
Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN  55121


Dear Mr. Taylor and Directors:

Mr. Daniel Baker informed us that Printware's Board of Directors, at their recent meeting, decided against pursuing any action to shrink Printware's over-capitalized balance sheet, either by Dutch Auction as we had recommended, or by any other method. We are disappointed that our recommendation was not accepted, and we are not sure our proposal received a full and fair hearing.

We are, we believe, Printware's largest shareholder. We are investment professionals who clearly have experience and expertise in analyzing small companies. We have attempted to engage Printware's management in a discussion of the issues relating to its balance sheet, its cost of capital, and its operations, but we have apparently failed in our attempts. We are, as we have stated to management, very concerned about Printware's balance sheet and cost of capital. We are equally concerned about current operations, which are losing money. Specifically,

- The simultaneous write-down of inventory and increase in production troubles us greatly. Mr. Baker's explanation to us as to why he would produce more product than he could sell in a year's time - " to get better pricing and margins" and because "we have the money" - is unacceptable to us. We wonder what purpose higher margins serve if they are accompanied by six figure write-downs.

- The apparent lack of concern by management for the clearly deteriorating operating performance also troubles us. The statement in Printware's recent public announcement, "We held our own in a difficult year for the printing industry", indicates either very low internal standards of performance or an inability to acknowledge the truth regarding the troubles the business is facing, which we hardly think can simply be attributed to the loss of the Deluxe business.

We asked Mr. Baker for a list of shareholders, along with other information that we, as shareholders are entitled to, and we intend to speak with Printware's larger shareholders to hear their opinions. Dan told us he didn't think our request signifies a friendly long-term interest in Printware, We want to stress that in fact our interest in Printware is friendly and consistent with our view that an active shareholder can add value to an investment. We are only interested in seeing the company managed effectively and profitably, with a proper focus on operations, strategy, and return on investment, and with oversight by a capable and interested board of directors. We don't consider it unfriendly for a shareholder to insist that Printware address its shortcomings so that the long-term value of Printware stock can be realized for all shareholders. If our views are materially different than management's or the board's we expect management and the board will engage in a dialogue with us in an intelligent and thoughtful manner, rather than ignore us. If we cannot achieve this, we will probably seek either representation on the Printware Board, or control of the Printware Board.

We want to meet with the board individually or collectively and hear their opinions, and be certain that the board hears ours. We have been unable to engage Mr. Baker in a meaningful dialogue, but we are hopeful that the board of directors does not share Mr. Baker's unwillingness to address what we consider extremely important issues.

We would appreciate a response from you within the next few days.

Sincerely,
WHITEBOX ADVISORS

/S/Gary S. Kohler
Portfolio Manager

Cc: Dan Baker
Michael Berg
Brian Shiffman
Victor Weiss
Donald Mager


  While the letter offered to engage in further dialogue, Management felt that sufficient dialog had taken place to understand the Dissidents' arguments for reducing Printware's capitalization, and that the Dissidents appeared unwilling to listen to Management's concerns about reducing Printware's capitalization.

  Shortly after that letter, Mr. Kohler requested a meeting with another Printware Director, Mr. Michael Berg. On March 7, Mr. Berg met with Mr. Kohler in the presence of a former large shareholder and a portfolio manager who knew both Mr. Kohler and Mr. Berg. The meeting lasted several hours. Mr. Kohler made the case for reducing Printware's capitalization and pressed for a Dutch auction. At the conclusion of that meeting, which lasted several hours, Mr. Berg asked for a two-page summary of Mr. Kohler's proposal. Such a document was never provided.

  On March 8, Mr. Kohler sent a letter to Dr. Allen Taylor, a Director of the Company. The letter described Mr. Kohler's conversation with Mr. Berg. Mr. Kohler described his conversation with Mr. Berg, which conversation Mr. Kohler believed was unsatisfactory. The letter concluded with a deadline for arranging another meeting.

  On March 10, Dr. Taylor sent a reply to Mr. Kohler's February 28 and March 8 letters, and reinforced Mr. Berg's request for a written proposal to present to the full Board. Drs. Baker and Taylor agreed to put the issue on the April 13 Board agenda again. Dr. Taylor felt there was a clear implication in the letter and from prior telephone conversations that the proposal would be considered at the next Board meeting.

  On March 13, Mr. Kohler called Dr. Taylor. Dr. Taylor reinforced Mr. Berg's request for a written proposal. Dr. Taylor said that he felt the proposal received a fair hearing at the February Board meeting, but that with more information and clarification, the Dutch auction would be reconsidered at the next Board meeting.

  On March 15, Mr. Kohler responded to Dr. Taylor's request by sending the December 10 letter that was addressed to Dr. Baker, which Dr. Taylor had not previously seen.

  Later on March 15, Dr. Taylor sent a reply to Mr. Kohler's correspondence and asked for more details and clarifications of the December 10 letter so that a complete proposal could be presented to the Board. Drs. Baker and Taylor agreed to put the issue on the April 13 Board agenda. Dr. Taylor felt there was a clear implication in the letter and from the prior telephone conversation that the proposal would be considered by the Board.

  In a March 17 response, Mr. Kohler declined to provide details on the mechanics of a Dutch auction. As to the effect on the stock price, Mr. Kohler predicted that if one-third of the Company's stock was repurchased that the long-term value would increase by 50%. Management and the Board found this assumption overly simplistic and overly optimistic based on the repurchase of approximately one-third of the Company's stock the prior year from Deluxe, which produced no discernable effect on the stock price. Despite his disappointment with Mr. Kohler's defense of his Dutch auction proposal, Dr. Taylor asked Dr. Baker to keep the Dutch auction on the Board's upcoming meeting agenda, which Dr. Baker did.

  On March 29, Mr. Kohler left a message for Dr. Taylor. Dr. Taylor did not receive the message until he returned from a trip on April 3.

  On March 31, the Dissidents filed their first preliminary proxy and related documents, initiating the current proxy contest.

  On April 3, Dr. Taylor called Mr. Kohler, and Mr. Kohler asked for a meeting. Dr. Taylor initially agreed, then postponed the meeting indefinitely in light of the proxy contest.


  The Dissidents' Claims

  The Dissidents' main claims are that the Company is "overcapitalized," that the Company has had unfavorable financial performance for the last several years, and that a Dutch auction would benefit all shareholders by alleviating "overcapitalization." Let us address each of these claims.

  1. Printware is not Overcapitalized

  We do not believe that Printware is "overcapitalized." In 1999, the Company used approximately $4.6 million in cash to fund operations and financing leases for customers and to repurchase stock. This left only $7.5 million in cash, cash equivalents and available-for-sale securities. Printware needs its capital to execute its growth plan, which is starting to show results by increasing equipment placements and supplies sales. The Company's revenues increased 37% in the first quarter of 2000, due to significant increases in both equipment and supplies sales. The Company's growth plan emphasizes providing customers with equipment financing to build market share, gain after-market sales of supplies, and the potential for future Internet printing click charges. Under the new business model, a customer might pay several thousand dollars down for one of the Company's platesetter products that cost approximately $30,000 to build. The customer is then obligated to pay approximately $1,000 per month in lease payments, plus $750 per month or more in minimum supplies purchases. This new business model consumes significant cash resources with each equipment lease, but makes it much easier for the customer to obtain the Company's products and is ultimately more profitable for the Company.

  Management knows of no reliable formulae to predict the Company's capital requirements. Capital requirements vary widely depending on the industry and the business models deployed. It is also difficult to allow for unanticipated contingencies and opportunities such as acquisitions or bargain (i.e., below market) stock buybacks, such as the buybacks executed in 1998 and 1999.

  Our competition in Internet printing, Collabria, Inc., iPrint.com, and ImageX.com, are far better capitalized than Printware, yet all are increasing, not shrinking, their equity bases. ImageX.com announced March 22 that following a recent offering they "have more than $100 million to cover operating expenses...this is a fast-moving environment, and we will continue to be very strategic in our financing program." Collabria, Inc. secured $46 million in investment funding in January. iPrint.com recently completed a public offering to provide pro forma as adjusted $55 million in cash and cash equivalents. These competitors are raising equity rather repurchasing equity and relying on debt financing.


  2. Printware's Recent Stock Buyback did not Increase the Stock Price.

  In 1998 and 1999, the Company bought back a significant number of shares with little discernible effect on the stock price in the view of management. In 1999, the Company bought Deluxe Corporation's entire holding of 1,587,690 shares of Printware. This transaction was completed in one privately negotiated purchase. The parties agreed to purchase terms on July 22, 1999. The terms were for a price of $1.90 per share, a discount to the closing price on NASDAQ on that day of $2.375 per share. The purchase was closed on July 27, 1999, and was reported in a press release by the Company on that day. The press release identified the number of shares purchased from Deluxe and the price of $1.90 per share. It also stated the number of outstanding shares of went from approximately 4.85 million to 3.26 million after the transaction. In the four weeks following the July 27 press release, and with no intervening news from the Company, the highest closing price of the Company's stock was $2.50, ending at $2.25 on August 24. Management noted no increase in the stock's price after this large buyback at a below-market price.

  3. Printware is Responding to Loss of Revenues From Deluxe

  The decline in operating performance cited in the Dissidents' filings was due to the loss of what was our largest customer, Deluxe Corporation, in 1998 and 1999. Deluxe shut down most of their printing plants and began buying from Japan the supplies it had been buying from the Company.

  The Company's revenues from Deluxe declined from $4,117,000, or 59% of total revenues in 1997, to $76,000, or less than 2%, in 1999. Non-Deluxe revenues increased from $2,869,000, or 41% of total revenues in 1997, to $4,547,000, or 98% of total revenues, in 1999. Non-Deluxe revenues increased 58% in 1999 over 1997. The Company has effectively diversified its customer base since 1997, and has replaced in 1999 over 40% of the revenues it enjoyed from Deluxe in 1997.

  Furthermore, in late 1999, after two years of negotiations, the Company also acquired rights to sell supplies for its newer equipment, which provides additional potential to replace lost Deluxe revenues with supplies sales to other customers.

  In sum, after losing its largest customer which accounted for most of its 1997 revenue, the Company has responded, regained a large portion of the lost revenue, and repositioned itself for growth.


  4. A Dutch Auction is Expensive and Has Significant Risks

  We are concerned that a Dutch auction or other share repurchase could be used by the Dissidents to realize large short-term profits, or by not participating, significantly increase their percentage ownership in the Company. If the Dissidents, having proposed a Dutch auction, purposefully choose not to participate in the auction, the expenditure of the Company's money will increase their percentage ownership in the Company at no cost to them. The Dissidents have not given assurances whether or not they intend to participate in their own proposed Dutch auction. Nor have the Dissidents adequately explained their inherent conflict of interest between a Dutch auction and their personal interest in the Company's stock.

  A Dutch auction, as admitted in the Dissidents' SEC filings, could result in the Company's Common Stock becoming ineligible for continued listing on NASDAQ National Market System as described previously. Delisting could reduce the liquidity of shareholders' positions, decrease Printware's value in any potential merger or acquisition transaction, limit the marketability of the Company's stock to non-institutional investors, and limit the Company's access to capital markets in the future. Your Board vigorously opposes any action that has the potential of jeopardizing the Company's NASDAQ National Market System ("NMS") listing.

  Under NASDAQ's NMS continued listing requirements, the market value of the public float (shares not owned by directors, executive officers, or by parties that own more than 10% of the outstanding shares) multiplied by the market price per share, must be a minimum of $5 million. Management is concerned if a Dutch auction was completed for 1 million shares without the participation of the Dissidents or other current insiders, only approximately
1.4 million shares would remain in the public float. If the market price did not increase from the $2.56 per share price on April 14, the market value of the public float would be only $3,584,000, which is less than the NASDAQ minimum requirement for continued listing. In fact, the stock price would have to increase to and stay above $3.57 per share (a 39% increase from the $2.56 per share level) to maintain NASDAQ-NMS eligibility, using the same assumptions as to the number of shares in the public float. Similarly, the listing might be in jeopardy even with the participation of the Dissidents or other insiders. The 1999 Deluxe buyback of over 1.5 million shares was at a price accretive to cash and cash equivalents per share and produced no discernible increase to the Printware share price in the market. Management is therefore very concerned about the market reaction to a Dutch auction buyback, which must be offered in a price range that EXCEEDS current market conditions in order to be effective, and therefore will undoubtedly be dilutive to cash and cash equivalents per share.

  NASDAQ NMS has also requires a minimum of 400 "round-lot" shareholders, each holding 100 shares or more. As of the record date for the Annual Meeting, the Company had approximately 1,000 round-lot shareholders, but only about 300 hold over 1,000 shares. The Company does not know what the results of a Dutch auction would be on shareholder quantities, since the price range that would be offered is unknown, except it would likely be above then-current market levels in order to be effective. In the professional opinion of D. F. King, our proxy solicitor, the higher the Dutch auction price range, the higher the number of shareholders that will participate, and the greater the likelihood of a proration of shares that reduces the number of round-lot shareholders to "odd-lot" holders of under 100 shares. Thus a Dutch auction could significantly reduce the number of round-lot shareholders. Management is concerned a large proportion of smaller shareholders will reasonably wish to participate in a Dutch auction at above-market pricing and no selling commissions. In addition, with the pro rata basis of Dutch auction purchases, shareholders that end up with fewer than 100 shares do not count towards the NASDAQ minimum. Therefore, Management is concerned the Company may not meet NASDAQ's requirement of 400 round lot shareholders after a Dutch auction.

  The Dissidents' risky and expensive financial gambit adds absolutely nothing to the Company's business or revenues. The maneuver will, however, increase the Company's expenses by requiring it to pay for increased legal, financial, accounting and other out-of-pocket expenses. To conduct a Dutch auction, the Company estimates fees of $30,000 for legal fees, $5,000 for independent accountants fees, $50,000 for dealer manager fees, $10,000 for information .agents, $10,000 for depository fees, $25,000 for dealer solicitor fees, $25,000 for printing and postage costs, and $25,000 in transfer agent fees, for a total of $180,000. These fees are not described in the Dissidents' proposal.

  4. Management's Conclusion

  The Dissidents offer no concrete plan for the future of your company, or to increase shareholders' value. They offer only a vague commitment to "perform a comprehensive review of Printware's operations, capital structure and management in order to commence a [undefined] course of action..." Such a review is conducted continuously by your current Board of Directors. Management is unaware of who would manage the Company should the Dissidents gain control of the Board, or what, if any, impact that might have on any continuing business relationships the Company now has with its customers and/or suppliers.

  In summary, for many reasons, we believe strongly that now is not the right time to offer a Dutch auction, and that the interests of all Printware shareholders will best be served by the Company's current group of experienced Directors. Your Board plans to continue its work with Management to pursue its carefully designed long-term business strategy--a strategy that will deliver maximum shareholder value for all shareholders, not just short-term gains that will benefit the Dissidents who have only owned their shares for a short time.

  We urge you to reject the Dissidents' shortsighted answer to increasing shareholder value. We further urge you to reject their nominees and to vote FOR your Board's current nominees by signing, dating, and returning the enclosed WHITE proxy card.


ITEM 1: ELECTION OF DIRECTORS

  Printware Directors are elected serve until the following annual meeting. Management believes its current Board of directors is well-qualified, committed to Printware's success, and committed to enhancing all shareholders' value.

  The Dissidents are proposing to increase the size of the Company's Board of Directors from five members to six members. Management recommends that shareholders vote AGAINST this proposal. The Dissidents do not identify and discuss why the present board size should be increased. Increasing the board size provides the Dissidents with one more member for them to exercise control over the Company.

  Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares. The persons named as proxies may also vote on any other matter to properly come before the Meeting. This means that if you vote on the Company's WHITE proxy card, you will not vote on the board size proposal and the named proxies will exercise discretion and vote against this proposal. If a signed proxy is returned and the shareholder who gave it has elected to "withhold authority" as to the election of directors, the shares represented by that proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted. If a signed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote those shares, the shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered for purposes of calculating the vote with respect to such matters.

  You should also know that if a quorum is present at the re-convened meeting, a majority of the shares entitled to vote in person or by proxy is necessary to carry each item of business. If 50.1% of the voting power of the Company is present in person or by proxy, then only 25.1% of the shares voting in person or by proxy is needed to pass an item of business.

  Our WHITE proxy card does not address increasing the size of the board of directors. Our WHITE proxy card does, however, give the named proxies discretion to vote on such other business as may properly come before the meeting of shareholders. The persons named as proxies on the Company's WHITE proxy card intend to exercise discretion and vote against the Dissidents' proposal to increase the size of the Company's Board. If you vote on our WHITE proxy cards you will not have the opportunity to vote on the board size proposal.

  The Company's nominees are listed below, all of whom are currently directors of the Company:

  Daniel A. Baker, Ph.D., age 42, has served as the Company's President and a Director since 1993, and additionally as Chief Executive Officer since 1995. Dr. Baker joined the Company in 1990 as Vice President of Engineering and was later promoted to Vice President of Sales, Marketing, and Product Development. He has over 20 years of experience in high-tech industry, and personally holds 15 patents. His previous experience includes executive positions at Minntech Corporation and Percom Data Corporation. Dr. Baker holds Ph.D. and M.S. degrees in engineering from the University of Minnesota, a B.S. degree in Engineering from Case Western Reserve University, and an M.B.A. degree in Finance from the University of Minnesota.

  Allen L. Taylor, Ph.D., age 64, is a co-founder of the Company and has served as a Director since the Company's incorporation in 1985. Dr. Taylor was an employee of Minnesota Mining and Manufacturing Company ("3M") for over 33 years until his retirement in 1996. At 3M, he led the development of a number of products for the printing industry. In 1985, Dr. Taylor was instrumental in obtaining for the Company a license from 3M for the key resonant-galvanometer technology used in the Company's platesetters. Dr. Taylor holds Ph.D. and M.Sc. degrees in physics from McGill University, and a B.Sc. degree in physics from the University of Alberta.

Brian D. Shiffman, age 60, has served as a Director since the Company's incorporation in May 1985, when he was instrumental in the formation of the Company. Mr. Shiffman has over 20 years of experience in the development and nurturing of early-stage companies. Most recently, Mr. Shiffman served as President of Northstar Photonics, Inc., a developer of high-speed lasers from 1998 to 2000. Previously, Mr. Shiffman was Business Development Director at Minnesota Project Innovation, Inc., and Vice President at the Minnesota Cooperation Office as a loaned executive from Control Data Corporation, where he was employed for over 20 years. Mr. Shiffman holds a B.S. degree in Mathematics from the University of Illinois.

  Michael C. Berg, age 64, was elected a Director in 1998. Mr. Berg is president of Graphic and Printing Specialists, a Minneapolis-based printing design firm, and a partner in Paragon Forms, which prints optical-mark reading forms. He previously owned Hoppe printing in Minneapolis. Mr. Berg has served on the boards of several public companies, including Intran, NCS, and Swenko Medical.

  Victor H. Weiss, age 72, was elected a Director in 1998. Mr. Weiss is retired chairman of Hopkins, Minnesota-based MACtac Engineered Products, a subsidiary of MACtac, a Bemis Company. MACtac supplies pressure-sensitive materials for graphic products, digital imaging, and printed labels for specialized end-users. Prior to being appointed Chairman of MACtac Engineered Products, Mr. Weiss held a number of engineering and executive positions, and has extensive experience with printed products. Mr. Weiss holds a B.S. degree in chemical engineering from New York University.

  Although we have no reason to believe that Dr. Baker, Dr. Taylor, Mr. Shiffman, Mr. Berg or Mr. Weiss will be unable to serve as a Director, if that contingency should occur, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee designated by the persons named proxies.

SOLICITATION OF PROXIES

  As a result of the Dissidents' proxy contest, the Company has had to retain its own solicitation and advisory firm, significantly increasing the cost of the Annual Meeting. The Company has retained D. F. King in connection with this solicitation, for which D. F. King will receive a fee of up to $50,000, together with reimbursement of its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. The estimated fee for D. F. King is $45,000 to $55,000, depending on the complexities of the solicitation. The Company estimates additional legal fees at $20,000, financial advisor fees at $5,000, proxy solicitor fees of $50,000, independent inspector of election fees of $10,000, printing costs of $5,000, and additional out-of-pocket expenses of $10,000 for postage, long-distance costs, and travel, totaling $100,000.

  D. F. King will solicit proxies from individuals, brokers, banks, bank nominees, and other institutional holders. We have requested banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D. F. King will employ approximately 20 persons to solicit the Company's shareholders for the Meeting.

  For any questions you may have on proxy voting, please call D. F. King at (800) 290-6426.

  The entire expense of soliciting proxies for the nominees listed in this Proxy Statement will be borne by the Company. Costs of this solicitation of proxies are currently estimated to be approximately $100,000.

  A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing another proxy bearing a later date with the Secretary or by appearing at the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted. This proxy statement and enclosed WHITE proxy cards are being mailed to shareholders on or about April XX, 2000.

  Only shareholders of record at the close of business on February 23, 2000, may vote at the Meeting. As of that date, there were 3,275,557 shares of common stock, no par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

  Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares. The persons named as proxies may also vote on any other matter to properly come before the Meeting. If an executed proxy is returned and the executing shareholder has elected to "abstain" from voting on any matter (or to "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote certain of such shares on one or more matters, those shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of April 1, 2000, the number of shares of Common Stock owned by each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this proxy statement, and all of the Directors and executive officers of the Company as a group.

                            Amount and Nature of        Shares Issuable Upon the
                            beneficial ownership        Exercise of Options that
                            (including shares under-      are Currently or Will       Percentage
   Name and Address of      lying the options de-       Become Exercisable Within   of Outstanding
    Beneficial Owner        scribed in next column)         the Next 60 Days           Shares
=======================     ========================    =========================   =============
Daniel A. Baker                   324,421                     287,337                   9.1%
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Thomas W. Petschauer              208,985                     117,489                   6.1%
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Timothy S. Murphy                  25,162                      20,248                     *
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Allen L. Taylor                   334,374(1)                   12,000                  10.1%
212 Ilwaco Road
River Falls, WI 54022

Brian D. Shiffman                  12,500                      12,000                     *
3656 Robin Lane
Minnetonka, MN 55305

Michael C. Berg                    16,000                      10,000                     *
108 Washington Ave. North
Minneapolis, MN 55401

Victor H. Weiss                    10,000                      10,000                     *
376 Waycliffe Drive
Wayzata, MN 55391

All Directors and                 931,442(2)                  469,074                  24.8%
executive officers
as a group (7 persons)

Pyramid Trading Ltd. Partnership  449,200(3)                        0                  13.7%
440 South LaSalle Street
Chicago, IL 60605

Donald M. Hall and Dennis Hanish  251,500(4)                        0                   7.7%
c/o RJ Steichen & Co.
7900 Xerxes Ave. S.
Bloomington, MN 55435

* Less than one percent

(1) Based on a Schedule 13G/A filed February 10, 2000 with the SEC.

(2) Voting and investment power with respect to the shares described above as held by a Director or executive officer are held solely by the indicated Director or executive officer and spouse.

(3) Based on a Schedule 13D filed March 31, 2000 with the SEC by a group consisting of (i) Pyramid Trading Limited Partnership, Oakmont Investments, LLC, the general partner of Pyramid Trading and Daniel Asher, as Manager of Oakmont Investments and individually, as beneficial owners of 333,400 shares; (ii) Gary Kohler, as beneficial owner of 7,500 shares; and
(iii) Andrew Redleaf, as beneficial owner of 108,300 shares.
Messrs. Kohler and Redleaf are limited partners of Pyramid Trading.

(4) Based on a Schedule 13D filed February 10, 2000 with the SEC.

EXECUTIVE OFFICERS OF THE COMPANY
The executive officers of the Company are as follows:

        Name           Age                 Position
Daniel A. Baker, Ph.D. 42  President, Chief Executive Officer, and Director
Thomas W. Petschauer   60  Executive Vice President and Chief Financial Officer
Timothy S. Murphy      36  Vice President of Marketing and Sales
Joseph F. Dayton       53  Senior Vice President

  Daniel A. Baker, Ph.D. has served as the Company's President and a Director since 1993, and additionally as Chief Executive Officer since 1995. Dr. Baker joined the Company in 1990 as Vice President of Engineering and was later promoted to Vice President of Sales, Marketing, and Product Development. He has over 20 years of experience in high-tech industry, and personally holds 15 patents. His previous experience includes executive positions at Minntech Corporation and Percom Data Corporation. Dr. Baker holds Ph.D. and M.S. degrees in engineering from the University of Minnesota, a B.S. degree in Engineering from Case Western Reserve University, and an M.B.A. degree in Finance from the University of Minnesota.

  Thomas W. Petschauer has served as a Vice President of the Company since 1985 and was named Executive Vice President and Chief Financial Officer in 1995. Mr. Petschauer is a co-founder of the Company. He has over 30 years of technical, managerial and business experience in the computer and peripheral field. Prior to joining Printware, he was Venture Executive at Sperry Corporation, where he was employed for over 20 years. Mr. Petschauer is a graduate of the University of Minnesota.

  Timothy S. Murphy has held increasingly responsible positions in Sales and Marketing since joining the Company in 1987, and was promoted to Vice President of Marketing and Sales in 1997. His prior positions included Director of Marketing and Sales from 1994 through 1997, and Southeast District Sales Manager, based in Atlanta, from 1992 through 1994. Prior to 1992, he held various sales, marketing, and technical positions with the Company. Before joining Printware, Mr. Murphy was a Peace Corps volunteer in Benin, West Africa. Mr. Murphy received a B.A. degree in quantitative methods and attended graduate school at the University of St. Thomas.

  Joseph F. Dayton served as Vice President of the Company beginning in 1986 and was named Senior Vice President of Manufacturing and Customer Service in 1995. Prior to joining Printware he was employed by E. F. Johnson Company in various program management, quality and manufacturing functions. Mr. Dayton has a B.S. degree in engineering from the University of Detroit. Mr. Dayton's employment with the Company ended on January 10, 2000.

                                 SUMMARY COMPENSATION TABLE
                                                                     Long-Term
                                                                    Compensation
                                    Annual Compensation         =====================
                             =================================             Securities   All Other
       Name and                                   Other Annual             Underlying    Compen-
  Principal Position   Year  Salary<F1> Bonus<F2> Compensation   Awards    Options<F3>  sation<F4>
=====================  ====  =========  ========  ============  =========  ==========   =========
Daniel A. Baker        1999   $143,000   $     0       $0            $0      73,000      $  982
President and Chief    1998    138,930    73,904        0             0      73,000       2,400
Executive Officer      1997    140,205    38,745        0             0      36,000       1,920

Thomas W. Petschauer   1999    116,018         0        0             0      30,000         870
Executive Vice Presi-  1998    112,769    60,080        0             0      30,000       1,784
dent and CFO           1997    114,242    31,750        0             0      15,000       1,738

Timothy S. Murphy<F5>  1999    107,630         0        0             0      14,000         759
Vice President         1998    123,563    13,290        0             0      14,000       1,853
                       1997     79,957         0        0             0       5,000         800
_________________________

<F1>
Based on 26 biweekly paydays in 1999, with 26 in 1998 and 27 in 1997.
<F2>
Consists of bonuses listed according to which year's performance they were awarded. No bonuses were paid for 1999 performance.
<F3>
Consists of incentive stock options listed according to which year's performance they were awarded. In February 1999 incentive stock options of 73,000 shares, 30,000 shares, and 14,000 shares were issued to Dr. Baker, Mr. Petschauer, and Mr. Murphy, respectively, as incentives for 1999 performance.
<F4>
Consists of matching contributions made under the Company's 401(k) Plan, plus matches of $320 to Dr. Baker and $400 to Mr. Petschauer to support one-time personal computer purchases in 1997.
<F5>
Mr. Murphy was promoted to Vice President of Marketing and Sales in May
1997. His salary included sales commissions of $32,630 in 1999, $53,571 in 1998, and $20,082 in 1997.

CHANGE IN CONTROL AGREEMENTS

  The Company is a party to change in control agreements ("Agreements") with two officers, Dr. Baker and Mr. Petschauer. These Agreements provide that in the event of a change in control of the Company (which is defined to include an event that would be reported under Item 1 of Form 8-K under the Securities Exchange Act of 1934) followed by a termination of the executive within one year of the change in control, the Company must pay certain severance payments and other benefits as described below.

  Under the Agreements, termination of employment includes termination of the executive by the Company for reasons other than for cause, or termination by the executive for good reason. Cause includes gross neglect or gross breach of duties to Printware. The executive can terminate employment for good reason if the executive does not hold the office he currently holds, his compensation is reduced, or there is a material reduction in benefits. Dr. Baker's agreement provides for the payment of a lump sum equal to 24 months at 125% of Dr. Baker's monthly base salary as of the termination date, or approximately $357,000 if the termination occurred today. The Company's
Board recently amended Dr. Baker's agreement to provide that he may receive the benefits of the agreement upon termination for any reason, including voluntary resignation within one year following a change in control.

  Mr. Petschauer's agreement provides for payment of a lump sum equal to 12 months at 125% of Mr. Petschauer's monthly base salary as of the termination date, or approximately $145,000 if the termination occurred today. The Company is also planning to enter into a similar agreement with Mr. Murphy, whose lump sum payment in the event of termination within one year after a change in control will equal 125% of 12 months of Mr. Murphy's monthly base salary as of the date of the termination, or approximately $94,000, if the termination occurred today.

  The Agreements also provide that all unvested stock options shall vest in full upon a change in control followed by termination within one year. If the executive's employment terminated today under the Agreements, Dr. Baker would vest in options to purchase 146,000 shares of Common Stock, Mr. Petschauer would vest in options to purchase 60,000 shares of Common Stock, and Mr. Murphy, if he executes an agreement, would vest in options to purchase 67,999 shares of Common Stock. In addition, the Agreements provide that the terminated executive is entitled to exercise all stock purchase plan rights and stock option plan rights within 90 days following termination.

                                OPTION GRANTS IN LAST FISCAL YEAR
                                        Individual Grants                   Potential Realizable
                         ===============================================      Value at Assumed
                         Number of   % of Total                             Annual Rates of Stock
                         Securities   Options                                Price Appreciation
                         Underlying  Granted to                               for Option Term
                          Options    Employees   Exercise or                =====================
                          Granted    in Fiscal   Base Price   Expiration
         Name               <F1>       Year<F2>   Per Share      Date        5%<F3>      10%<F3>
======================   ==========  ==========  ===========  ==========    =========   =========
Daniel A. Baker            73,000      45.5%        $3.13       2/4/09      $143,467    $363,572

Thomas W. Petschauer       30,000      18.7          3.13       2/4/09        58,959     149,413

Timothy S. Murphy          14,000       8.7          3.13       2/4/09        27,514      69,726
_________________________

<F1>
The options were incentive stock options granted at the fair market value on the date of grant, February 4, 1999. All of the officers' options vest one-third after one year, another one-third after two years, and the last one-third after three years.
<F2>
Excludes options in the amounts of 5,000 shares exercisable at $2.66 per share granted on April 15, 1999 to each Independent Director: Dr. Taylor, Mr. Shiffman, Mr. Berg, and Mr. Weiss.
<F3>
Represents the potential net realizable value of each grant of options assuming that the market price of the underlying Common Stock appreciates in value from its fair market value on the date of grant to the end of the option term at the dedicated annual rates. The stock price appreciation at 5 and 10% per year are shown for illustrative purposes only.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                           AND FISCAL YEAR-END OPTION VALUES
                                               Securities Underlying       Value of Unexercised
                                               Number of Unexercised           In-The-Money
                                                 Options at Fiscal          Options at Fiscal
                        Shares                       Year End                  Year End<F1>
                       Acquired      Value   =========================  =========================
        Name          on Exercise  Realized  Exercisable Unexercisable  Exercisable Unexercisable
====================  ===========  ========  =========== =============  =========== =============
Daniel A. Baker            0          $0       226,671      133,667          $0          $0

Thomas W. Petschauer       0           0        92,489       55,000           0           0

Joseph F. Dayton           0           0        64,390       46,334           0           0

Timothy S. Murphy          0           0         9,248       25,002           0           0
_________________________

<F1>
The value of unexercised options at December 31, 1999, the last trading day of 1999, is determined by multiplying the difference between the exercise prices of the options and the closing price of the Common Stock on The NASDAQ Stock Market on December 31, 1999 ($2.25 per share) by the number of shares underlying the options.

MEETINGS AND COMPENSATION OF DIRECTORS

  There were four meetings of the Board of Directors in 1999.

  The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, which consists of Dr. Taylor, Mr. Berg and Mr. Shiffman, reviews the reports of and engages in direct discussions with the independent auditors. The Audit Committee held two meetings in 1999. The Compensation Committee consists of Messrs. Berg, Shiffman and Weiss, and has overall responsibility for compensation actions affecting the Company's officers. The Compensation Committee held three meetings in 1999. The Nominating Committee consists of Dr. Taylor, and Messrs. Berg, Shiffman and Weiss. It reviews the qualifications for election to the Board of Directors and, in consultation with the Company's management, identifies prospective nominees. The Nominating Committee met once in 1999.

  The Nominating Committee will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Nominating Committee in care of the Secretary of the Company.

  During 1999 each incumbent Director attended at least 75 percent of the meetings of the Board of Directors and committees of the Board on which he served.

  Directors who are employees of the Company do not receive compensation for service on the Board other than their compensation as employees. Independent Directors receive no cash compensation, with the exception of Mr. Shiffman, who received $5,000 for his additional services as Secretary in 1999.

  Under the Company's 1996 Stock Plan, each new Independent Director receives a one-time grant of a nonqualified option to purchase 5,000 shares of Common Stock as of the date of his or her initial election as a Director. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, are fully exercisable upon the date of grant, and expire on the fifth anniversary of such grant.

  Each Independent Director also receives a grant of a nonqualified option to purchase 5,000 shares of Common Stock under the 1996 Stock Plan as amended at the fair market price on the date of each annual meeting of the shareholders of the Company, provided that each such Director continues to serve as an Independent Director immediately following the annual meeting. Dr. Taylor, Mr. Shiffman, Mr. Berg, and Mr. Weiss each received such a grant with an exercise price of $2.66 upon their reelection on April 15, 1999.
Dr. Baker was ineligible for such a grant upon his reelection since he was an employee of the Company on that date.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consisted of three Independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks--that is, no officer of the Company serves as a Director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.

INDEPENDENT AUDITORS

  Deloitte & Touche has acted as independent auditors of the Company since 1991. A representative of Deloitte & Touche is expected to be present at the Meeting, will be given the opportunity to make a statement if he desires to do so, and will be available to answer appropriate questions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4, and 5 of their beneficial holdings and transactions in the Company's securities. To the Company's knowledge, all insiders of the Company made timely filings of Forms 3, 4, or 5 with respect to transactions or holdings during 1999, except that Dr. Taylor did not make timely reports of two gifts of 6,800 and 9,400 shares to his daughter on January 7 and December 31, 1999.


ABSENCE OF DISSENTERS RIGHTS

  The Company's shareholders do not have dissenters' rights in connection with the dissidents' proposals.


PARTICIPANTS IN THE SOLICITATION

  Under applicable SEC regulations, each member of the Company's Board of directors, certain executive officers and other employees of the Printware and certain other persons may be deemed to be a "participant" as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Company's solicitation of proxies for the Annual Meeting. The principal occupations and business addresses of each participant are set forth on Annex A. Information about present ownership of securities of certain executive officers of Printware is provided in this proxy statement and the present ownership of Printware securities by other participants, if any, is listed on Annex A.


SHAREHOLDER PROPOSALS

  The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's 2001 Annual Meeting of Shareholders is expected to be held on or about April 19, 2001, and proxy materials in connection with that meeting are expected to be mailed and filed with the SEC on or about March 13, 2001. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange
Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2001 Annual Meeting of Shareholders is November 8, 2000. Additionally, if the Company receives notice of a shareholder proposal after January 28, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

  The Dissidents are proposing to increase the size of the Company's Board of Directors from five members to six members. Management recommends that shareholders vote AGAINST this proposal. The Dissidents do not identify and discuss why the present board size should be increased. Increasing the board size provides the Dissidents with one more member for them to exercise control over the Company. Management recommends a vote AGAINST the Dissidents' proposal to increase the size of the Company's Board.

  Our WHITE proxy card does not address increasing the size of the board of directors. Our WHITE proxy card does, however, give the named proxies discretion to vote on such other business as may properly come before the meeting of shareholders. For the reasons described above, the persons names as proxies on the Company's WHITE proxy card intend to exercise discretion and vote against the Dissidents' proposal to increase the size of the Company's Board.

  A majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting voting in favor of increasing the size of the board of directors will be necessary for this proposal to pass.

  If an executed proxy is returned and the executing shareholder has elected to "abstain" from voting on the Dissidents' proposal to increase the Board size, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote certain of such shares on this proposal, those shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to this proposal.

  If the shareholders vote to approve the Dissidents' proposal to increase the Board of Directors from five members to six members, Management believes it entirely likely the Dissident slate of six nominees would also be elected. The WHITE proxy card does not contain a sixth nominee to cover this contingency, as Management believes it is unnecessary and therefore this lack of a sixth nominee does not provide the opportunity for shareholder disenfranchisement from only voting for five members if six are approved.

  The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement, and knows only of the Dissidents' proposal to increase the number of directors to six to as other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company.

  The Company's Annual Report to Shareholders for the year ended December 31, 1999 was previously mailed to shareholders with a proxy statement dated
March 8, 2000 and a WHITE proxy card. Shareholders may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Thomas W. Petschauer, Printware, Inc., 1270 Eagan Industrial Road, St. Paul, MN 55121, or by accessing the Company's Internet Web site at: http://PrintwareInc.com.

                                        By order of the Board of Directors:


                                        Brian D. Shiffman
                                        Secretary
April XX, 2000

                                   ANNEX A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF PRINTWARE AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT PROXIES.

  In connection with the Printware's solicitation of proxies for its annual meeting of shareholders, certain other persons may be deemed to be participants in the solicitation.

  The following table sets forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the Directors and certain executive officers and employees of Printware, and other representatives of Printware who may be deemed to be participants in the solicitation.


DIRECTORS OF PRINTWARE

  The principal occupations of Printware's Directors who are deemed participants in the solicitation are set forth in the section entitled "Item 1 Election of Directors", preceding in this proxy statement. The principal business addresses for the Directors are listed under the section entitled "Security Ownership of Certain Beneficial Owners and Management" preceding in this proxy statement.


EXECUTIVE OFFICERS OF PRINTWARE

  The principal occupations of certain executive officers of Printware who are deemed participants in the solicitation are set forth below.

      Name                          Occupation

Daniel A. Baker Ph.D.   President and Chief Executive Officer
Thomas W. Petschauer    Executive Vice President and Chief Financial Officer
Timothy S. Murphy       Vice President of Marketing and Sales


PROXY SOLICITOR

  The Company has retained the services of D. F. King, located at 77 Water Street, New York, N. Y. 10005 to represent the Company in the solicitation of proxies.

INFORMATION REGARDING OWNERSHIP OF PRINTWARE SECURITIES BY PARTICIPANTS

  None of the participants owns any shares of Printware of record but not beneficially. The number of shares of Common Stock held by Directors and certain executive officers is set forth under the section entitled "Security Ownership of Certain Beneficial Owners and Management" preceding in this proxy statement.

INFORMATION REGARDING TRANSACTIONS IN PRINTWARE SECURITIES BY PARTICIPANTS

  The following table sets forth purchases and sales of Printware securities by the participants listed below during the two years from April 1, 1998 to March 31, 2000. Unless otherwise indicated all transactions are in the public market.

                         Transaction     Number of
Directors:                  Date          Shares         Acquired or Sold
======================   ===========     =========       ================
Daniel A. Baker, Ph.D.     6/30/98        1,371            Acquired(1)
                           9/30/98        1,529            Acquired(1)
                          12/31/98        1,519            Acquired(1)
                           3/31/99        1,497            Acquired(1)
                           6/30/99        1,907            Acquired(1)
                           9/30/99        1,679            Acquired(1)
                           1/03/00        2,013            Acquired(1)
                           3/31/00        1,774            Acquired(1)
                           2/04/99       73,000            Acquired(2)
                           2/10/00       73,000            Acquired(2)

Michael C. Berg           10/08/98        2,000            Acquired(3)
                          10/15/98        2,000            Acquired(3)
                          10/26/98        2,000            Acquired(3)
                          10/22/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Brian D. Shiffman          4/16/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Allen L. Taylor, Ph.D.     4/16/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)
                           1/07/99        6,800            Gift (4)
                          12/31/99        9,400            Gift (4)

Victor H. Weiss           10/22/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Executive Officers:
======================
Thomas W. Petschauer       6/30/98        1,114            Acquired(1)
                           9/30/98        1,243            Acquired(1)
                          12/31/98        1,244            Acquired(1)
                           3/31/99        1,215            Acquired(1)
                           6/30/99        1,546            Acquired(1)
                           9/30/99        1,362            Acquired(1)
                           1/03/00        1,632            Acquired(1)
                           3/31/00        1,439            Acquired(1)
                           2/04/99       30,000            Acquired(2)
                           2/10/00       30,000            Acquired(2)

Timothy S. Murphy          6/30/98          483            Acquired(1)
                           9/30/98          770            Acquired(1)
                          12/31/98          771            Acquired(1)
                           3/31/99          706            Acquired(1)
                           1/03/00          549            Acquired(1)
                           3/31/00          403            Acquired(1)
                           2/04/99       14,000            Acquired(2)
                           2/10/00       54,000            Acquired(2)
__________________________

(1) Purchased through Employee Stock Purchase Plan
(2) Stock option grant
(3) Open market purchase
(4) Gift to daughter

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

  Except as described in this Annex A or in the amended and restated Printware proxy statement, none of the persons who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any shares of Printware Common Stock or any securities of any subsidiary of Printware or (2) has had any relationship with Printware in any capacity other than as a stockholder, employee, officer, or director. Furthermore, except as described in this Annex A or in the amended and restated proxy statement, no Participant Affiliate is either a party to any transaction or series of transactions since April, 1998, or has knowledge of any currently proposed transaction or series of transactions, (1) to which Printware or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

  Except for the change in control agreements ("Agreements") described in the amended and restated proxy statement as otherwise described therein or in Annex A, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Printware, its affiliates, or any future transactions to which Printware or any of its affiliates will or may be a party. Except as described in this Annex A, in the amended and restated Printware proxy statement, or in Annex A thereto, there are no contracts, arrangements, or understandings by any Participant Affiliate within the past year with any person with respect to Printware's securities.

  In the event that the Dissidents are successful in its efforts to replace the Printware Board, a change in control will be deemed to have occurred under the terms of Printware's agreements with Messrs. Baker, Petschauer, and Murphy, and these participants in this solicitation will become eligible for severance benefits in the event they leave the employ of the Company following such change in control. See the section of this amended and restated proxy statement entitled "Change In Control Agreements" for a further description of these severance benefits.

                                     PRINTWARE, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 13, 2000

The undersigned hereby appoints Daniel A. Baker, Ph.D. or Thomas W. Petschauer, or either of them, as proxies with full powers of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting"), to be held at the corporate offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, MN 55121 on Thursday, April 13, 2000, at 3:30 p.m. Central Daylight Time, and at any and all adjournments thereof, hereby revoking all former proxies.

1.  The election of directors to serve until the 2001 annual meeting:

    / / FOR all nominees listed below     / / WITHHOLD AUTHORITY
        (except as indicated below)
    Daniel A. Baker, Ph.D.   Allen L. Taylor, Ph.D.   Brian D. Shiffman
    Michael C. Berg          Victor H. Weiss

    INSTRUCTIONS: To withhold your vote for any individual nominee, strike a line through the nominee's name.


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON ITEM 1 IN ACCORDANCE WITH THE SPECIFICATIONS MADE, AND "FOR" SUCH ITEM IF THERE IS NO
SPECIFICATION.

Please date and sign exactly as your name appears on this form of proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each shareholder should sign.


    Dated: __________________________, 2000

    / / Please check here if you plan to attend the Meeting.


SIGNATURE OF SHAREHOLDER      ____________________________________


SIGNATURE OF SHAREHOLDER      ____________________________________
(if held jointly)


PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.